Exhibit (e) (3)

January 23, 2017

The Hershey Company

100 Crystal A Drive

Hershey, PA 17033

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated business combination transaction between Amplify Snack Brands, Inc. (the “Company”) and you (the “Possible Transaction”), you have requested information concerning the Company that is confidential and proprietary. As a condition to your being furnished such information, you agree to treat any information, in any form or medium, whether written or oral, concerning the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, spreadsheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement. For purposes of this letter agreement the term “Representatives” shall include your Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) and your and your Affiliates’ directors, officers, employees, debt financing sources, agents, attorneys, accountants, financial advisors and other professional representatives.

1.	Non-Disclosure and Use of Evaluation Material. You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating, proposing, analyzing, reviewing, negotiating, and/or consummating the Possible Transaction; provided, however, that the Evaluation Material may be disclosed (i) to any of your Representatives who need to know such information for the sole purpose of evaluating, proposing, negotiating and consummating a Possible Transaction, (ii) pursuant to an External Demand in accordance with paragraph 4 of this letter agreement, and (iii) as the Company may otherwise consent in writing. All such Representatives shall (A) be informed by you of the confidential nature of the Evaluation Material, (B) be instructed to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and be directed to comply with the terms hereof to the same extent as if they were parties to this letter agreement. Each of the parties hereto (the “parties”) agrees to be responsible for any breaches of any of the provisions of this letter agreement by any of its Representatives.

2.	Securities Laws. You hereby acknowledge that you and your Representatives are aware that the Evaluation Material may contain material, non-public information about the Company and that the federal securities laws prohibit the purchase or sale of any securities of the Company while in possession of such information.

3.

Transaction Information. You will not, and will direct your Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragraph 4 of this letter agreement; provided further, however, that, other than in the case of an External Demand, you and your Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if but only if (i) such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of outside legal counsel and (ii) such disclosure requirement does not arise from a breach of paragraph 7 of this letter agreement. Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person, including other potential bidders and equity or debt financing sources (other than your Representatives as permitted above) regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement. Without your prior consent, the Company and its Representatives will not disclose to any other person (other than Representatives of the Company) any Transaction Information in any way that identifies you or would reasonably be expected to identify you, provided that the Company may disclose such Transaction Information if such disclosure is required by applicable law.

4.	Required Disclosure. Notwithstanding anything to the contrary provided in this letter agreement, (x) in the event that either party or any of its Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material or any Transaction Information or (y) in the case of a Permitted Disclosure, such party or its Representatives, as the case may be, agree to (a) promptly notify the other party of the existence, terms and circumstances surrounding such External Demand or Permitted Disclosure, (b) consult with the other party on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) assist the other party, at the other party’s sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or that the other party waives compliance with the provisions hereof, (i) the party seeking to make disclosure or its Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which such party or its Representatives is advised by counsel is legally required to be disclosed and to only those persons to whom the such party or its Representatives is advised by counsel are legally required to receive such information, and such party or its Representatives shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (ii) the party seeking to make disclosure or its Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by such party or its Affiliates or Representatives not permitted by this letter agreement.

5.	Communications Protocols. Each of the parties hereto hereby agrees, unless otherwise agreed to in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed exclusively to such person(s) designated by the parties for such purpose.

6.

Non-Solicit. You agree that, for a period of one year from the date of this letter agreement, neither you nor any of your Affiliates who are provided with Evaluation Material or become aware of your discussions with the Company will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its Affiliates (a) any individual serving as an executive officer of the Company, or (b) any employee of the Company or any of its Affiliates with whom you have had substantial contact, or who is specifically identified to you, during your investigation of the Company and its business, in each case without obtaining the prior written consent of the Company;

provided that this letter agreement shall not prohibit (a) any advertisement or general solicitation (or hiring as a result thereof), including the use of an internet posting, a search firm or other employment agency or other means, that is not specifically targeted at such persons, (b) the solicitation or hiring of any such person who contacts you of his or her own initiative without any prior unauthorized solicitation by you or (c) the solicitation or hiring of any such person from and after his or her ceasing to be employed by the Company.

7.	Standstill. You hereby acknowledge that, unless otherwise invited by the Company, for a period of one year from the date of this letter agreement (the “Standstill Period”), neither you nor any of your Affiliates who are provided with Evaluation Material or Transaction Information will: (a) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) (i) acquire beneficial ownership of any securities (including in derivative form) of the Company (collectively, a transaction specified in (a)(i), (a)(ii) and (b)(i) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”), (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities (including in derivative form) of the Company, (iii) nominate any person as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company; (c) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; (d) request the Company (or any of its officers, directors or Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); or (e) take any action that would reasonably be expected to require the Company to make a public announcement regarding a potential Business Combination; provided, however, that nothing in this paragraph shall prohibit you from making a confidential proposal to the Company or the Company’s Board of Directors for a transaction involving a Business Combination that would not reasonably be expected to require the Company to make any public disclosure with respect thereto. Without limiting the foregoing, from and after the earlier of (i) the expiration of the Standstill Period or (ii) the date on which the Company announces or enters into a definitive agreement with a third party for a transaction involving a Business Combination, the foregoing standstill provisions in this paragraph 7 shall not apply.

8.	No Representation of Accuracy. Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that none of the Company or its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that, except as may be mutually agreed between the parties in a definitive agreement, none of the Company or its Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Evaluation Material by you or your Affiliates or Representatives.

9.

Destruction or Return of Evaluation Material. Upon the Company’s demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Material cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements and non-use limitations contained in this letter agreement, and you and your Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder. Notwithstanding the foregoing, you and your Representatives may retain one copy of the Evaluation Material (in electronic or paper form) to the extent necessary in order to comply with applicable law, regulation, professional standards or internal retention policies; provided that you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder for such period of time as you and such Affiliates and Representatives retain such work product.

10.	Injunctive Relief. Each of the parties hereto hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by the other party and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and shall cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

11.	Definitive Agreement. Each of the parties hereto hereby agrees that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction (a “Definitive Agreement”) has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression except, in the case of this letter agreement, for the matters specifically agreed to herein. For the purposes of this letter agreement, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

12.	Process Agreements. You acknowledge that (a) the Company shall be free to conduct a process for a transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any other prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), and (b) any procedures relating to such transaction may be implemented or changed at any time without notice to you or any other person.

13.	No Waiver; Amendment. No failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, unless in writing and signed by an officer of either party or other authorized person on its behalf. No modification or amendment of this letter agreement shall be effective unless in writing and signed by an officer of the Company or other authorized person on its behalf.

14.	Severability. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

15.	Governing Law and Forum. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement or the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

16.	Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

17.	Miscellaneous. Each party’s obligations under this letter agreement expire upon the earlier of (i) the second (2nd) anniversary of the date of this letter agreement (the “Termination Date”) and (ii) the completion of a Business Combination between the parties.

Very truly yours,

AMPLIFY SNACK BRANDS, INC.

By:	/s/ Joshua B. Gittler
Name: Joshua B. Gittler
Title: Senior Director, Corporate Finance

Confirmed and Agreed to:

THE HERSHEY COMPANY

By:	/s/ Anatoliy Bizhko
Name: Anatoliy Bizhko
Title: VP, M&A

Date: January 23, 2017

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